Exhibit 10.1

EIGHTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 30th day of September, 2019 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex International”), MANITEX, INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), CIBC BANK, USA, formerly known as The PrivateBank and Trust Company (in its individual capacity, “CIBC Bank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016, that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016, that certain Third Amendment to Loan and Security Agreement dated as of November 8, 2016, that certain Fourth Amendment to Loan and Security Agreement dated as of February 10, 2017, that certain Fifth Amendment to Loan and Security Agreement dated as of April 26, 2017, that certain Sixth Amendment to Loan and Security Agreement dated as of March 9, 2018 and that certain Seventh Amendment to Loan and Security Agreement dated as of July 23, 2018 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) consent to the repayment of certain indebtedness of the PM Group by the Borrowers using proceeds of the Revolving Loans, (ii) increase the amount of the Revolving Loan Commitment, (iii) modify certain financial covenants, (iv) modify the applicable interest rate schedule, (v) extend the Maturity Date as provided for herein and (v) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

Section 1    Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

Section 2    Amendment of the Agreement.

(a)    The definition of the terms “Adjusted Excess Availability”, “Benchmark Replacement”, “Benchmark Replacement Adjustment”, “Benchmark Replacement Conforming Changes”, “Benchmark Replacement Date”, Benchmark Transition Event”, “Benchmark Transition Start Date, “Benchmark Unavailability Period”, “Early Opt-in Election”, “Eighth Amendment Effective Date”, “Relevant Governmental Body”, “SOFR”, “Term SOFR”, and “Unadjusted Benchmark Replacement” are hereby added to Section 1.1 of the Agreement to read in their entirety as follows:

Adjusted Excess Availability shall mean, as of any date of determination by Administrative Agent, the lesser of (i) the Total Revolving Loan Commitment less the sum of the outstanding Revolving Loans and Letter of Credit Obligations plus the amount of all cash on deposit with CIBC Bank which is subject to a first priority perfected security interest in favor of Administrative Agent and (ii) the Total Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations plus the amount of all cash on deposit with CIBC Bank which is subject to a first priority perfected security interest in favor of Administrative Agent, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable (other than accounts payable between Borrowers) which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date (exclusive of accounts payable that remain in dispute on such date) are treated as additional Revolving Loans outstanding on such date.

“Benchmark Replacement” means the sum of: (a) the alternative benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent in its reasonable discretion giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method of calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Administrative Agent in its reasonable discretion giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or Required Lenders, as applicable, by notice to Borrowers, Administrative Agent (in the case of such notice by Required Lenders) and Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1)    (i) a determination by Administrative Agent or (ii) a notification by Required Lenders to Administrative Agent (with a copy to Borrowers) that Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.6 (Effect of Benchmark Transition Event), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)    (i) the election by Administrative Agent or (ii) the election by Required Lenders to declare that any Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and Lenders or by Required Lenders of written notice of such election to Administrative Agent.

Eighth Amendment Effective Date shall mean September 30, 2019.

Relevant Governmental Body means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

SOFR with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

Term SOFR means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Unadjusted Benchmark Replacement means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)    The definition of the terms “Applicable Margin”, “EBITDA”, “LIBOR Rate” “Maturity Date”, “Maximum Aggregate Loan Amount”, “Note”, “Total Revolving Loan Commitment” and “US Revolving Loan Availability” appearing in Section 1.1 of the Agreement are hereby amended and restated to read as follows:

Applicable Margin shall mean the margin set forth below with respect to Base Rate Loans, LIBOR Rate Loans and the Unused Line Fee, as in effect from time to time, as applicable; provided, that the initial Applicable Margin shall be set at Level III until five (5) Business Days after receipt of Borrowers’ quarterly financial statements for the fiscal quarter ending September 30, 2019. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrowers’ quarterly financial statements based on Borrowers’ average Adjusted Excess Availability for the quarterly period ending on the date of calculation (provided that, if Borrowers fail to deliver quarterly financial statements within the time period required by this Agreement on such date, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Level	Average Adjusted Excess Availability	Base Rate Revolving Loans Applicable Margin	LIBOR Rate Revolving Loans Applicable Margin	Unused Line Fee Percentage
I	>$10,000,000	0.00%	1.75%	0.375%
II	≤$10,000,000 but >$5,000,000	0.25%	2.00%	0.375%
III	$5,000,000 or less	0.50%	2.25%	0.250%

If, as a result of any restatement of or other adjustment to the financial statements of Borrowers or for any other reason, Administrative Agent determines that (a) Adjusted Excess Availability as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of Adjusted Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of Adjusted Excess Availability would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Administrative Agent, for the benefit of the Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Adjusted Excess Availability would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other event a proper calculation of Adjusted Excess Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

EBITDA shall mean, without duplication, with respect to any period, Borrowers’ (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) Interest Expense (whether paid or accrued), plus (iii) income tax expense (whether paid or accrued), plus (iv) depreciation, plus (v) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus (vi) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus (vii) any other non-cash charges or gains which have been subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (viii) management fees received in cash not to exceed $500,000 per Fiscal Year, plus (ix) non-cash stock and other non-cash expenses approved by the Administrative Agent, plus (x) one-time cash expenses approved in writing by the Administrative Agent in its sole discretion, plus (xi) the non-cash charges and expenses incurred in connection with restructuring initiatives approved in writing by Administrative Agent in its sole discretion.

LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Administrative Agent in its sole and absolute discretion. The LIBOR Rate shall remain fixed during such Interest Period.

Maturity Date shall mean the earlier to occur of (i) the date that is thirty (30) days prior to the maturity date of any Subordinated Debt and (ii) July 20, 2023.

Maximum Aggregate Loan Amount shall mean Thirty Million Dollars ($30,000,000) as of the Eighth Amendment Effective Date, and at all times thereafter.

Note shall mean that certain Second Substitute Revolving Loan Note dated as of the Eighth Amendment Effective Date in the maximum principal amount of Thirty Million Dollars ($30,000,000.00) made by the Borrowers in favor of CIBC Bank USA, as may be amended, modified or restated from time to time.

Total Revolving Loan Commitment shall mean an amount equal to Thirty Million Dollars ($30,000,000) as of the Eighth Amendment Effective Date and at all times thereafter.

US Revolving Loan Availability shall mean with respect to Borrowers an amount up to the lesser of the sum of the following sublimits: (i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of US Borrowers’ Eligible US Accounts (it being understood and agreed that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Administrative Agent in good faith based on the results of the most recent twelve (12) month period for which Administrative Agent has conducted a field audit of Borrowers) exceeds five percent (5%)), plus (ii) up to fifty percent (50%) of the lower of cost or market value of US Borrowers’ Eligible US Inventory and Eligible Chassis Inventory up to a maximum aggregate amount of Twenty Million Dollars ($20,000,000), plus (iii) up to eighty percent (80%) of the lower of cost or market value of US Borrowers’ Used Equipment Purchased for Resale or Rent up to a maximum aggregate amount of Two Million Dollars ($2,000,000), plus (iv) fifty percent (50%) of Eligible Mexico Receivables, provided, however, that the amount of such Eligible Mexico Receivables shall not exceed $400,000 in the aggregate at any time, minus (v) such reserves as Administrative Agent elects, in its Permitted Discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations and Hedging Obligations.

(c)    Section 4.3.3 of the Loan Agreement is hereby amended and restated to read as follows:

4.3.3    Unused Line Fee. Borrowers jointly and severally agree to pay to Administrative Agent, for the ratable benefit of Lenders having Revolving Loan Commitments, an unused line fee set at the Applicable Margin multiplied by the difference between the Total Revolving Loan Commitment and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month (the “Unused Line Fee”) which Unused Line Fee shall be fully earned by such Lenders on the first day of each month and payable monthly in arrears on the first Business Day of each month with respect to all activity through the last day of the prior month. Said fee shall be calculated on the basis of a 360 day year.

(d)    A new Section 4.6 is hereby added to the Loan Agreement to read as follows:

4.6    Effect of Benchmark Transition Event.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower Representative so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.6 will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower Representative and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.

Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other part hereto, except, in each case, as expressly required pursuant to this Section 4.6.

(d)    Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for borrowing of or conversion to Base Rate Loans.

(e)    Section 13.6(p) of the Loan Agreement is hereby amended and restated to read as follows:

(p)    On and after the Eighth Amendment Effective Date, Manitex International may make additional loans and/or equity investments in the PM Group utilizing the proceeds of Revolving Loans to be utilized solely to pay outstanding indebtedness of the PM Group owed to BPER, Unicredit and Banca Monte dei Paschi di Siena S.p.A. in an aggregate amount not to exceed $27,000,000 U.S. Dollars on terms and conditions acceptable to Administrative Agent, provided (x) Borrowers have Adjusted Excess Availability of at least $10,000,000 after making such Investment, (y) no Default or Event of Default exists before or after giving effect to such Investment and (z) to the extent such Investment is structured as a loan, Manitex International pledges such intercompany note to the Administrative Agent as security for the Obligations pursuant to documentation in form and substance acceptable to the Administrative Agent. Borrowers agree to provide Administrative Agent at least thirty (30) days’ prior written notice before making any additional Investment in the PM Group;

(f)    Section 13.12 of the Loan Agreement is hereby amended and restated to read as follows:

13.12    Subordinated Debt/Other Debt. No Loan Party shall, nor shall it permit any other Loan Party, to (a) make any payment (whether for principal, interest or other amounts), redemption, prepayment, defeasance or repurchase of any Subordinated Debt, except in accordance with the applicable Subordination Agreement with respect to such Subordinated Debt, (b) amend or otherwise modify, or waive any rights under, any terms or provisions of any Subordinated Debt, except that such terms and provisions may be amended solely to the extent permitted under any subordination agreement relating to the Subordinated Debt Documents or (c) unless otherwise approved by the Administrative Agent in writing, make any payments under that certain Promissory Note dated December 19, 2014 in the original principal amount of $1,594,013 payable by Manitex International to Terex, as amended, modified or restated from time to time.

Notwithstanding the foregoing, the Borrowers may make additional payments on the Investor Subordinated Note and the Terex Subordinated Note provided (i) no Default or Event of Default exists before or after giving effect to such payment, (ii) the Borrowers’ average Adjusted Excess Availability is no less than $7,500,000 for the ninety (90) days immediately prior to making such payment and after giving effect to the borrowing of all Revolving Loans required to make such payment and (iii) the consolidated EBITDA of the Borrowers and their Subsidiaries is greater than or equal to $12,500,000 for the most recent twelve months prior to the making of such payment.

(g)    Section 14.1 of the Agreement is hereby amended and restated to read as follows:

14.1    Fixed Charge Coverage. If, as of the end of any applicable Computation Period set forth below, Borrowers have (x) less than $15,000,000 of Excess Availability and (y) more than $5,000,000 in outstanding Revolving Loans, then Borrowers shall not permit the ratio of (i) EBITDA minus (ii) all unfinanced Capital Expenditures of Borrowers during the applicable period to (iii) Fixed Charges to be less than the ratio for such period set forth below:

Period	Ratio
Twelve (12) month period ended September 30, 2019 and each Computation Period ended thereafter	1.10:1.0

(h)    The second sentence of Section 20.1(b) of the Agreement is hereby amended and restated to read as follows:

Except as set forth in Section 4.6(b), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(i)    Annex I to the Agreement is hereby replaced with Annex I hereto.

Section 3    Delivery of Documents. The following documents and other items shall be delivered concurrently with this Amendment:

(i)    this Amendment;

(ii)    that certain Third Substitute Revolving Note dated as of the date hereof in favor of Lender;

(iii)    such other documents and certificates as Administrative Agent shall reasonably request; and

(iv)    payment of an amendment fee of $25,000, which amount shall be fully earned, payable and non-refundable as of the date hereof.

Section 4    Representations, Covenants and Warranties; No Default. Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)    The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)    The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents. Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement. Borrowers agree that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)    No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)    The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound; and

(e)    The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

Section 5    Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

Section 6    Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

Section 7    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

Signature Page to Eighth Amendment to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Eighth Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:	MANITEX INTERNATIONAL, INC., a Michigan corporation
MANITEX, INC., a Texas corporation
MANITEX SABRE, INC., a Michigan corporation
BADGER EQUIPMENT COMPANY, a Minnesota corporation
CRANE AND MACHINERY, INC., an Illinois corporation
CRANE AND MACHINERY LEASING, INC., an Illinois corporation
MANITEX, LLC, a Delaware limited liability company

	By:	/s/ S. Filipov
	Name:	S. Filipov
	Title:	CEO

Signature Page to Eighth Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDER:	CIBC BANK, USA, as Administrative Agent and a Lender

	By:	/s/ Todd Bernier
Todd Bernier, Managing Director

ANNEX I – COMMITMENTS

Lender	US Revolving Loan Commitment
CIBC Bank USA	Thirty Million Dollars ($30,000,000)
Total	Thirty Million Dollars ($30,000,000)